Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM UPDATES NATURAL GAS HEDGING
DENVER, COLORADO, November 21, 2006 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported the addition of price hedges for future sales of natural gas production in 2006 and 2007. Volumes hedged currently range from 50% to 75% of estimated gas production volumes for the months shown below. The following table details the Company’s current hedges.

Month	Mcf Per Month	NYMEX Price
December 2006	150,000	$8.58
January 2007	150,000	$9.17
February 2007	150,000	$9.35
March 2007	140,000	$9.30
April 2007	140,000	$8.17
May 2007	130,000	$7.75
June 2007	130,000	$7.78
July 2007	120,000	$7.81
“These are robust natural gas price hedges compared to monthly index prices over the past several years,” stated James T. Huffman, President. “Natural gas prices are the single most important driver of our financial performance, and these hedges secure excellent prices for the first three quarters of fiscal 2007. In the face of record high gas storage levels, these hedges also reduce the effect of price uncertainty at a time when we are making significant capital outlays to further increase our production.”
Hedges include contracts indexed to the NYMEX and to Panhandle Eastern Pipeline Company for Texas, Oklahoma mainline. For comparative purposes, hedges indexed to Panhandle Eastern Pipeline Company are expressed on a NYMEX basis. For hedges indexed to Panhandle Eastern Pipeline Company, the individual month price (basis) differentials between the NYMEX and Panhandle Eastern Pipeline Company range from minus $1.46 in the winter months to minus $0.90 in the spring months.
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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200

Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.